                                                                EXHIBIT (C)(10)

                                   AGREEMENT

  This Agreement is made as of June 22, 1997 by and between SMT Health Services Inc., a Delaware corporation (the "Corporation"), and the undersigned director of the Corporation (the "Indemnitee");

  WHEREAS, Indemnitee is a member of the Corporation's Board of Directors and in that capacity is performing a valuable service for the Corporation and its stockholders and the Corporation desires to retain the continued service of Indemnitee in that capacity; and

  WHEREAS, pursuant to Article Seventh of the Corporation's Certificate of Incorporation and Article V of the Corporation's Bylaws, Indemnitee is entitled to be indemnified by the Corporation to the full extent permitted by law or a court, whichever is greater, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by him in connection with any threatened, pending, or completed action, suit or proceeding to which the Indemnitee was, is or is threatened to be made a party by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise (the "Indemnification Provisions"); and

  WHEREAS, consistent with the Indemnification Provisions of the Corporation's Certificate of Incorporation and Bylaws, and as permitted by Section 145(e) of the Delaware General Corporation Law, as amended ("DGCL"), and in order to retain the continued service of the Indemnitee as a director of the Corporation, the Corporation desires to agree to pay the expenses (including attorneys' fees) incurred by Indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding for which he may be indemnified pursuant to the Indemnification Provisions in advance of the final disposition of such action, suit or proceeding; and

  NOW, THEREFORE, in consideration of Indemnitee's continued service as a director after the date of this Agreement, and intending to be legally bound, the parties agree as follows:

1. ADVANCEMENT OF EXPENSES.

  (a) The Corporation shall pay the expenses (including attorneys' fees) incurred or estimated to be incurred by Indemnitee in connection with any civil, criminal, administrative or investigative action, suit or proceeding for which he would be entitled to be indemnified pursuant to the Indemnification Provisions or otherwise (in any capacity and not solely in his capacity as a director of the Corporation) in advance of the final disposition thereof promptly after receipt by the Corporation of a request therefor stating in reasonable detail the expenses incurred or to be incurred by him.

  (b) If a claim under subsection (a) is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the Indemnitee may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim. The burden of proving that advancement of expenses is not appropriate shall be on the Corporation. The Corporation shall pay such fees and expenses in advance of the final disposition of such action upon receipt of a written request therefor.

2. UNDERTAKING TO REPAY EXPENSES.

  In the event it shall ultimately be determined that the Indemnitee is not entitled to be indemnified for the expenses paid by the Corporation pursuant to Section 1 hereof or otherwise or was not entitled to be fully indemnified, the Indemnitee shall repay to the Corporation such amount of the expenses or the appropriate portion thereof, so paid or advanced. This provision shall constitute the undertaking contemplated by Section 145(e) of the DGCL and no further assurances shall be required of Indemnitee before any expenses are advanced.

3. NOTICE.

  Any notice to the Corporation shall be directed to SMT Health Services Inc., 10521 Perry Highway, Wexford, Pennsylvania 15650, Attention: President (or such other address as the Corporation shall designate in writing to the Indemnitee).

4. INDEMNIFICATION UNDER THIS AGREEMENT NOT EXCLUSIVE.

  The rights provided to Indemnitee by this Agreement shall not be exclusive of any other rights to which Indemnitee may be entitled under the Corporation's Certificate of Incorporation, its By-laws, any other agreement, any vote of stockholders or directors, or otherwise, as to action in any capacity.

5. MISCELLANEOUS.

  (a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

  (b) This Agreement shall be binding upon Indemnitee and upon the Corporation, its successors and assigns, and shall inure to the benefit of Indemnitee, his heirs, executors, personal representatives and assigns and to the benefit of the Corporation, its successors and assigns. If the Corporation shall merge or consolidate with another corporation or shall sell, lease, transfer or otherwise dispose of all or substantially all of its assets to one or more persons or groups (in one transaction or series of transactions), (i) the Corporation shall cause the successor in the merger or consolidation or the transferee of the assets that is receiving the greatest portion of the assets or earning power transferred pursuant to the transfer of the assets, by agreement in form and substance satisfactory to the Indemnitee, to expressly assume all of the Corporation's obligations under and agree to perform this Agreement, and (ii) the term "Corporation" whenever used in this Agreement shall mean and include any such successor or transferee.

  (c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both of the parties hereto.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          SMT HEALTH SERVICES INC.

                                          By:  ________________________________

                                          Title: ______________________________

                                          Director, Indemnitee

                                          Name: _______________________________